Independent Auditors' Consent


To The Board of Trustees and Shareholders
Aquila Cascadia Equity Fund:

We consent to the use of our report dated May 2, 2000 with respect to Aquila Cascadia Equity Fund included herein and to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Financial Statements" and "Transfer Agent, Custodian and
Auditors" in the Statement of Additional Information.


KPMG LLP
/s/KPMG LLP

New York, New York
July 11, 2000